Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 20% SALES GROWTH
AND 156% EARNINGS GROWTH FOR FISCAL 2005 FIRST QUARTER

Cleveland, Ohio — January 25, 2005 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2005 first quarter that ended December 31, 2004.

First Quarter Fiscal 2005 Results

Net sales of $35.6 million for the first quarter of fiscal 2005 increased 20 percent from net sales of $29.7 million in last year’s first quarter. Of the 20 percent increase, approximately three percentage points were due to the effect of a weaker U.S. dollar. Sequentially, sales decreased 10 percent from the fourth quarter of fiscal 2004. The company reported net income for the first quarter of fiscal 2005 of $2.8 million, or $0.17 per share, a 156 percent increase from net income of $1.1 million, or $0.07 per share, last year.

Orders of $34.9 million for the first quarter increased 13 percent from last year’s orders of $30.9 million. Geographically, orders increased 29 percent in the Americas, increased 23 percent in Asia, and decreased nine percent in Europe when compared to the prior year. Orders from the company’s semiconductor customers increased approximately 45 percent, orders from wireless communications customers decreased approximately 40 percent, orders from precision electronic components and subassembly manufacturers were down about 5 percent, research and education customer orders were up approximately 25 percent, and optoelectronic customer orders were up about 80 percent compared to the prior year’s quarter. For the first quarter, semiconductor orders comprised approximately 35 percent of the total, wireless communications orders were approximately 10 percent, precision electronic components and subassembly manufacturers orders were approximately 25 percent, research and education made up about 20 percent, while optoelectronics orders made up about 5 percent. Sequentially, orders decreased 14 percent from a strong fourth quarter of fiscal 2004, primarily due to lower wireless and semiconductor customer orders. Order backlog decreased less than $0.1 million during the quarter to $15.9 million at December 31, 2004.

“We’re pleased to report better results this year than those of a year ago,” stated Joseph P. Keithley, the company’s Chairman, President and Chief Executive Officer. “Our sales are order dependent and were therefore, closer to the low end of our guidance. The timing of large orders from our semiconductor and wireless customers, in particular, can cause our order rates to fluctuate from quarter to quarter. Although orders were down sequentially, we believe market conditions for our products remain healthy. In the month of January, we received a follow-on order in excess of $2.5 million from a Korean semiconductor manufacturer. We’re also expecting a large order from a wireless customer as a result of a recent design win.”

The company generated $2.6 million in cash from operations during the quarter, increasing cash and short-term investments to $50.4 million at December 31, 2004. Total debt was $0.5 million at December 31, 2004. The company continues to focus on effective management of inventory, accounts receivable, and property, plant and equipment, which enabled Keithley to achieve industry-leading return on these assets. Inventory turns were 4.7 at December 31, 2004, compared with 4.1 a year ago, and days sales outstanding were 45 compared with 47 a year ago.

Stock Buyback Program

During the first quarter, the company did not repurchase any shares. Under the terms of the program the company may repurchase up to 2,000,000 Common Shares through December 2006.

Business Outlook

“We experienced seasonably low orders from our wireless customers and expect to see them pick up in the second quarter,” stated Keithley. “However, our ability to grow revenue continues to be contingent upon our customers’ spending patterns, and upon our ability to continue to gain market share.”

Based upon current expectations, the company is estimating sales for the second quarter of fiscal 2005, which will end March 31, 2005, to range between $36 and $41 million. Pretax earnings are expected to be between the upper-single digits and mid-teens as a percentage of net sales. Sales for the quarter are order dependent and will vary depending upon the timing of our receipt of the large wireless order and the customer’s schedule for delivery.

Forward Looking Statements

Statements in the “First Quarter 2005 Results” and “Business Outlook” sections of this release, which relate to orders, sales and earnings, that are not historical statements are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, optoelectronics and other segments of the worldwide electronics industry; whether the Company receives the large order in the second quarter of fiscal 2005 which it is anticipating; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, or changes in deferred tax assets; foreign currency fluctuations which could affect worldwide operations; costs and other effects of legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved. Further, the company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Tuesday, January 25, 2005 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering at the investor relations portion of the company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications, which enables them to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS
	ENDED DECEMBER 31,
	2004		2003
NET SALES	$35,643	100.0%	$29,742	100.0%
Cost of goods sold	14,200	39.8	12,143	40.8
Selling, general and administrative expenses	13,586	38.1	12,810	43.1
Product development expenses	4,090	11.5	3,345	11.2

Operating income	3,767	10.6	1,444	4.9
Investment income	291	0.8	151	0.5
Interest expense	(13)	(0.1)	(17)	(0.1)

Income before income taxes	4,045	11.3	1,578	5.3
Income tax expense	1,254	3.5	489	1.6

NET INCOME	$2,791	7.8%	$1,089	3.7%

Basic earnings per share	$0.17		$0.07

Diluted earnings per share	$0.17		$0.07

Cash dividends per Common Share	$.0375		$.0375

Cash dividends per Class B Common Share	$.0300		$.0300

Weighted average number of shares outstanding – Diluted (000)	16,593		16,160

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	December 31, 2004	September 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$17,856	$16,451
Short-term investments	32,531	32,112
Refundable income taxes	56	181
Accounts receivable and other, net of allowances	18,299	21,435
Inventory	12,641	12,615
Other current assets	8,899	9,365

Total current assets	90,282	92,159
Property, plant and equipment	14,222	14,303
Other assets	31,461	30,204

Total assets	$135,965	$136,666

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$512	$440
Accounts payable	5,975	7,422
Other current liabilities	16,183	19,879

Total current liabilities	22,670	27,741
Long-term debt	—	—
Other long-term liabilities	8,501	7,348
Shareholders’ equity	104,794	101,577

Total liabilities and shareholders’ equity	$135,965	$136,666